Exhibit 12

BB&T Corporation

Earnings To Fixed Charges

	For the Years Ended December 31,
	2008		2007		2006		2005		2004
	(Dollars in millions)
Earnings:
Income before income taxes	$2,069		$2,570		$2,473		$2,467		$2,322
Plus:
Fixed charges	3,023		4,068		3,233		2,029		1,232
Less:
Capitalized interest	2		4		2		1		—

Earnings, including interest on deposits	5,090		6,634		5,704		4,495		3,554

Less:
Interest on deposits	1,891		2,620		2,137		1,252		730

Earnings, excluding interest on deposits	$3,199		$4,014		$3,567		$3,243		$2,824

Fixed Charges:
Interest expense	$2,969		$4,014		$3,185		$1,981		$1,199
Capitalized interest	2		4		2		1		—
Interest portion of rent expense	52		50		46		47		33

Total Fixed Charges	3,023		4,068		3,233		2,029		1,232

Less:
Interest on deposits	1,891		2,620		2,137		1,252		730

Total fixed charges excluding interest on deposits	$1,132		$1,448		$1,096		$777		$502

Earnings to fixed charges:

Including interest on deposits	1.68	x	1.63	x	1.76	x	2.22	x	2.88	x

Excluding interest on deposits	2.83	x	2.77	x	3.25	x	4.17	x	5.62	x